Press Release

Hythiam Contact:	Media Contact:	Investment Community:

Sanjay Sabnani (310) 444-5335 ssabnani@hythiam.com	Marybeth Belsito Belsito & Company (212) 586-8877 mbelsito@belsitoco.com	Budd Zuckerman Genesis Select (303) 415-0200 bzuckerman@genesisselect.com

HYTHIAM ESTABLISHES CLINICAL OUTCOMES REGISTRY FOR HANDS™ ADDICTION PROTOCOLS

–Healthcare services management company partners with leading CRO to monitor outcomes for more than 750 patients at 15 commercial licensee locations–

LOS ANGELES, CA—November 29, 2004—Hythiam, Inc. (AMEX: HTM), a healthcare services management company that delivers to treatment providers both proprietary administrative services and physiological protocols designed to treat addiction, has entered into an agreement with Abt Associates Clinical Trials (AACT), a full-service Contract Research Organization (CRO), to establish a Clinical Outcomes Registry for the monitoring and evaluation of patients undergoing Hythiam’s HANDS™ Protocols at commercial licensee locations.

The Clinical Outcomes Registry, slated to commence in the first quarter of fiscal 2005, will be comprised of 15 sites nationwide where the HANDS™ Treatment Protocol is currently offered or will be offered commercially in the near future. The Clinical Outcomes Registry will include approximately 50 patient-customers per site for a total of at least 750 patients. The naturalistic, prospective analysis will be designed to compare pre-treatment baseline data with six-month follow-up data for patients treated with either the HANDS™ Protocol for Alcohol Dependence or the HANDS™ Protocol for Stimulant Dependence (or combined dependence to alcohol and stimulants). Standard, validated outcome measures will be utilized for the duration of the registry period, which is expected to last approximately 24 months.

AACT is the CRO division of Abt Associates Inc. AACT provides research services to its clients in the pharmaceutical, biotechnology and medical device industries to assist them in the clinical development and marketing approval process, as well as post-marketing activities.

“We are announcing the initiation of this Clinical Outcomes Registry to help educate providers and consumers as to the potential efficacy and advantages of HANDS and the effect that it will have on the disease of addiction,” said Terren S. Peizer, Hythiam’s Chairman and CEO. “HANDS represents a new treatment paradigm; one, we believe, that will revolutionize delivery of care. As an emerging leader in the field of addiction, we believe we have a corporate responsibility to raise the bar on disclosure of clinical data and evidence-based outcomes.

Peizer continued, “What makes this analysis so unique is that AACT will be monitoring sites where our licensees are currently administering HANDS, therefore providing the public with independent validation of the HANDS protocols in a real world, real time, setting. Unlike a sponsored clinical study, which occurs in a controlled environment, this data will be gathered with the cooperation of our commercial licensees from the many sites that we believe will be offering the HANDS protocols.”

“Abt Associates is pleased to have the opportunity to assist Hythiam in this effort,” said Dr. Dana Hunt, Abt Associates Scientific Director. “The substance abuse treatment community has struggled with finding effective treatments for the serious problems of alcohol and other drug abuse for more than half a century. While alcohol has long been a problem, the problems associated with stimulant use (cocaine and methamphetamines) are more recent and proving almost intractable. Nationwide, treatment admissions for stimulant abuse have increased five fold in the last decade, reaching epidemic proportions in the West and Midwest. New approaches are needed in dealing with the increasing abuse of these substances that, left untreated, too often ruin the lives of users.”

Dr. Hunt and Abt Associates have worked extensively within the field of substance abuse. Abt Associates has developed data standards and a Web-based information system for mental health stakeholders under contract with the U.S. Substance Abuse and Mental Health Services Administration (SAMHSA). Additionally, the company has worked with the U.S. National Institute on Drug Abuse (NIDA) to test a non-traditional approach to drug abuse treatment that offers intensive “life support” services to participants, including food, occasional shelter and child care. Currently, Abt Associates is writing a monograph on the treatment and law enforcement implications of methamphetamine abuse for the National Institute of Justice.

About HANDS™

Hythiam’s HANDS™ Protocols are designed for use by healthcare providers to treat those diagnosed with dependencies to alcohol, cocaine, methamphetamine and other addictive stimulants, as well as combinations of these drugs. The HANDS Protocols include medically supervised procedures designed to target receptor sites in the brain that regulate certain neurotransmitters implicated in brain processes of substance dependency. Changes in the neurochemistry of the brain underlie the hallmarks of substance dependency, including craving, tolerance, withdrawal symptoms and relapse. HANDS Protocols also provide for a maintenance program that includes medications and, in addition, we provide incentives for patients to continue with their recovery process through individualized continuing care programs. As a result, the HANDS Protocols represent a comprehensive approach to managing substance dependence that is designed to address both the physiological and psychological aspects of the disease, thereby offering patients an opportunity to transition into a healthier lifestyle.

About Abt Associates

Abt Associates Inc. (www.abtassociates.com), a private, employee-owned company, applies scientific research and technical assistance expertise to a wide range of social, economic and technological policy issues; international development; clinical trials and registries and complex business problems. Founded in 1965, Abt Associates provides services to U.S. federal, state and local governments; foreign governments; international organizations; foundations; and business and industry. Its staff of more than 1,000 is located in offices in Cambridge, Lexington and Hadley, Massachusetts; Bethesda, Maryland; Chicago, Illinois; and overseas in Africa, Asia, Latin America and the Middle East.

About Hythiam, Inc.

Hythiam, Inc. is a healthcare services management company dedicated to the goal of delivering treatment solutions for those suffering from alcoholism and addiction. Hythiam seeks to accomplish this by researching, developing, licensing and commercializing innovative physiological protocols. Additionally, Hythiam provides proprietary administrative services to assist physicians and facilities with staff education, clinical services, marketing and sales support and outcomes tracking methodologies for data analysis.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond the company’s control that may cause actual results to differ materially from stated expectations. These risk factors include, among others, limited operating history, difficulty in developing, exploiting and protecting proprietary technologies, intense competition and substantial regulation in the healthcare industry; and additional risks factors as discussed in the company’s periodic reports filed with the Securities and Exchange Commission.

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